Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS INCORPORATED AND AMH HOLDINGS, INC. REPORT SECOND QUARTER RESULTS
CUYAHOGA FALLS, Ohio, August 11 — Associated Materials Incorporated (“AMI” or the “Company”) today announced second quarter 2006 net sales of $348.3 million, a 10.5% increase over net sales of $315.4 million for the same period in 2005. For the six months ended July 1, 2006, net sales were $607.6 million, or 13.8% higher than net sales of $533.9 million for the same period in 2005. Net income for the second quarter of 2006 was $16.3 million, compared to net income of $7.7 million for the same period in 2005. Net income was $16.4 million for the six months ended July 1, 2006 compared to net income of $0.4 million for the same period in 2005.
EBITDA (as defined below) for the second quarter of 2006 was $41.4 million. This compares to EBITDA of $25.3 million for the same period in 2005. Adjusted EBITDA (as defined below) for the second quarter of 2006 was $40.3 million compared to adjusted EBITDA of $27.5 million for the same period in 2005. Adjusted EBITDA for the second quarter of 2006 excludes $0.1 million of amortization related to prepaid management fees, foreign currency gains of $1.1 million, non-cash stock compensation expense of less than $0.1 million, and a gain of $0.1 million associated with the sale of the Company’s Freeport, Texas manufacturing facility. Adjusted EBITDA for the same period in 2005 excludes $1.0 million of amortization related to prepaid management fees, foreign currency losses of $0.3 million, and one-time costs of $0.9 million associated with the closure of the Company’s Freeport, Texas manufacturing facility.
EBITDA was $54.7 million for the six months ended July 1, 2006 compared to EBITDA of $26.0 million for the same period in 2005. For the six months ended July 1, 2006, adjusted EBITDA was $56.0 million compared to adjusted EBITDA of $32.1 million for the same period in 2005. Adjusted EBITDA for the six months ended July 1, 2006 excludes separation costs of $2.1 million related to the resignation of the Company’s former Chief Executive Officer, $0.3 million of amortization related to prepaid management fees, foreign currency gains of $1.0 million, non-cash stock compensation expense of less than $0.1 million, and a gain of $0.1 million associated with the sale of the Company’s Freeport, Texas manufacturing facility. Adjusted EBITDA for the same period in 2005 excludes $2.0 million of amortization related to prepaid management fees, foreign currency losses of $0.3 million, non-cash stock compensation expense of $0.3 million, and one-time costs of $3.4 million associated with the closure of the Company’s Freeport, Texas manufacturing facility. A reconciliation of net income to EBITDA and to adjusted EBITDA is included below.
Results of Operations
Net sales increased 10.5%, or $33.0 million, during the second quarter of 2006 compared to the same period in 2005 driven primarily by the realization of selling price increases due to an improved pricing environment, continued strong unit volume growth in the Company’s vinyl window operations, as well as the benefit from the stronger Canadian dollar. Gross profit in the second quarter of 2006 was $87.2 million, or 25.0% of net sales, compared to gross profit of $72.2 million, or 22.9% of net sales, for the same period in 2005. The increase in gross profit as a percentage of net sales was primarily a result of the realization of price increases. Selling, general and administrative expense increased to $52.5 million, or 15.1% of net sales, for the second quarter of 2006 versus $50.8 million, or 16.1% of net sales, for the same period in 2005. Selling, general and administrative expense includes $0.1 million and $1.0 million, respectively, of amortization of prepaid management fees for the second quarters of 2006 and 2005. Excluding the amortization of prepaid management fees, selling, general and administrative expense for the second quarter of 2006 increased $2.5 million compared to the same period in 2005. The increase in selling, general and administrative expense was due primarily to increased expenses in the Company’s supply center network, including increased payroll costs and building and truck lease expenses, and increases in EBITDA-based incentive compensation programs, partially offset by lower marketing expenses. Income from operations was $34.9 million for the second quarter of 2006 compared to $20.5 million for the same period in 2005.
Net sales increased by 13.8%, or $73.7 million, for the six months ended July 1, 2006 compared to the same period in 2005 driven primarily by the realization of selling price increases due to an improved pricing environment during the first half of 2006, continued strong unit volume growth in the Company’s vinyl window operations, as well as the benefit from the stronger Canadian dollar. Gross profit for the six months ended July 1, 2006 was $146.3 million, or 24.1% of net sales, compared to gross profit of $121.2 million, or 22.7% of net sales, for the same period in 2005. The increase in gross profit as a percentage of net sales was primarily a result of improved leverage of fixed costs due to higher net sales and the realization of price increases. Selling, general and administrative expense increased to $103.5 million, or 17.0% of net sales, for the six months ended July 1, 2006 versus $101.6 million, or 19.0% of net sales, for the same period in 2005. Selling, general and administrative expense for the six months ended July 1, 2006 includes $2.1 million of separation costs related to the resignation of the Company’s former Chief Executive Officer and amortization of prepaid management fees of $0.3 million. Selling, general and administrative expense for the same period in 2005 includes $2.0 million of amortization of prepaid management fees and non-cash stock compensation expense of $0.3 million. Excluding CEO separation costs, amortization of prepaid management fees and non-cash stock compensation expense, selling, general and administrative expense for the six months ended July 1, 2006 increased $1.8 million compared to the same period in 2005. The increase was primarily due to increased expenses in the Company’s supply center network, expenses relating to new supply centers opened during the past twelve months, as well as increases in EBITDA-based incentive compensation programs, partially offset by lower marketing expenses. During the six months ended July 2, 2005, the Company incurred facility closure costs of approximately $3.4 million relating to the closing of its Freeport, Texas manufacturing plant. Income from operations was $43.0 million for the six months ended July 1, 2006 compared to $16.2 million for the same period in 2005.

The attached consolidating financial information for the quarters and six months ended July 1, 2006 and July 2, 2005 includes AMI and the Company’s indirect parent company, AMH Holdings, Inc. (“AMH”), which conducts all of its operating activities through AMI. Including AMH’s interest expense, which primarily consists of the accretion on AMH’s 11 1/4% senior discount notes, AMH’s consolidated net income was $9.4 million and $2.7 million for the second quarters of 2006 and 2005, respectively. For the six months ended July 1, 2006, AMH’s consolidated net income was $5.1 million compared to a consolidated net loss of $9.4 million for the same period in 2005.
In connection with the December 2004 recapitalization transaction, AMH’s parent AMH Holdings II, Inc. (“AMH II”) was formed, and AMH II subsequently issued $75 million of senior notes in December 2004. The AMH II senior notes, which had accreted to $79.2 million by July 1, 2006, are not guaranteed by either AMI or AMH. The senior notes accrue interest at 13 5/8%, of which 10% is paid currently in cash and 3 5/8% currently accrues to the value of the senior notes. As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. Total AMH II long-term debt, including that of its consolidated subsidiaries, was $746.2 million as of July 1, 2006.

*	*	*
Management will host its second quarter earnings conference call on Friday, August 11th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (800) 559-2403 and the conference call identification number is 15156727. A replay of the call will be available through August 18th by dialing (877) 213-9653 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.

*	*	*
Associated Materials Incorporated is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. AMI produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing and railing. AMI is a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc., which is a wholly-owned subsidiary of AMH, which is a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. and Harvest Partners, Inc. For more information, please visit the company’s website at http://www.associatedmaterials.com.
Founded in 1982, Investcorp is a global investment group with offices in New York, London and Bahrain. The firm has four lines of business: corporate investment, real estate investment, asset management and technology investment. It has completed transactions with a total acquisition value of more than $28 billion. For more information on Investcorp please visit its website at http://www.investcorp.com.
Harvest Partners is a private equity investment firm with a long track record of building value in businesses and generating attractive returns on investment. Founded in 1981, Harvest Partners has approximately $1 billion of invested capital under management. For more information on Harvest Partners please visit its website at http://www.harvpart.com.
     This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to AMI and AMH that are based on the beliefs of AMI’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of AMI’s and AMH’s management. The following factors, and others which are discussed in AMI’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building industry, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, increase in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, contact:
D. Keith LaVanway	Cyndi Sobe
Chief Financial Officer	Vice President, Finance
(330) 922-2004	(330) 922-7743

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended July 1, 2006
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	July 1,	July 1,	July 1,	July 1,
	2006	2006	2006	2006
Net sales	$348,329	$—	$—	$348,329

Gross profit	87,241	—	—	87,241

Selling, general and administrative expense	52,453	—	—	52,453

Facility closure costs, net	(92)	—	—	(92)

Income from operations	34,880	—	—	34,880

Interest expense, net	7,997	9,296	—	17,293
Foreign currency gains	(1,123)	—	—	(1,123)

Income (loss) before income taxes	28,006	(9,296)	—	18,710
Income taxes (benefit)	11,732	(2,414)	—	9,318

Income (loss) before equity income from subsidiaries	16,274	(6,882)	—	9,392
Equity income from subsidiaries	—	16,274	(16,274)	—

Net income	$16,274	$9,392	$(16,274)	$9,392

Other Data:
EBITDA (a)	$41,379
Adjusted EBITDA (a)	40,316

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended July 2, 2005
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	July 2,	July 2,	July 2,	July 2,
	2005	2005	2005	2005
Net sales	$315,364	$—	$—	$315,364

Gross profit	72,202	—	—	72,202

Selling, general and administrative expense	50,829	—	—	50,829

Facility closure costs, net	862	—	—	862

Income from operations	20,511	—	—	20,511

Interest expense, net	7,942	8,359	—	16,301
Foreign currency loss	292	—	—	292

Income (loss) before income taxes	12,277	(8,359)	—	3,918
Income taxes (benefit)	4,582	(3,386)	—	1,196

Income (loss) before equity income from subsidiaries	7,695	(4,973)	—	2,722
Equity income from subsidiaries	—	7,695	(7,695)	—

Net income	$7,695	$2,722	$(7,695)	$2,722

Other Data:
EBITDA (a)	$25,340
Adjusted EBITDA (a)	27,494

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Six Months Ended July 1, 2006
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Six Months	Six Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	July 1,	July 1,	July 1,	July 1,
	2006	2006	2006	2006
Net sales	$607,609	$—	$—	$607,609

Gross profit	146,345	—	—	146,345

Selling, general and administrative expense	103,467	—	—	103,467

Facility closure costs, net	(92)	—	—	(92)

Income from operations	42,970	—	—	42,970

Interest expense, net	15,723	18,271	—	33,994
Foreign currency loss	(964)	—	—	(964)

Income (loss) before income taxes	28,211	(18,271)	—	9,940
Income taxes (benefit)	11,821	(7,029)	—	4,792

Income (loss) before equity income from subsidiaries	16,390	(11,242)	—	5,148
Equity income from subsidiaries	—	16,390	(16,390)	—

Net income (loss)	$16,390	$5,148	$(16,390)	$5,148

Other Data:
EBITDA (a)	$54,690
Adjusted EBITDA (a)	55,996

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Six Months Ended July 2, 2005
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Six Months	Six Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	July 2,	July 2,	July 2,	July 2,
	2005	2005	2005	2005
Net sales	$533,933	$—	$—	$533,933

Gross profit	121,234	—	—	121,234

Selling, general and administrative expense	101,580	—	—	101,580

Facility closure costs, net	3,415	—	—	3,415

Income from operations	16,239	—	—	16,239

Interest expense, net	15,253	16,344	—	31,597
Foreign currency loss	289	—	—	289

Income (loss) before income taxes	697	(16,344)	—	(15,647)
Income taxes (benefit)	263	(6,550)	—	(6,287)

Income (loss) before equity income from subsidiaries	434	(9,794)	—	(9,360)
Equity income from subsidiaries	—	434	(434)	—

Net income (loss)	$434	$(9,360)	$(434)	$(9,360)

Other Data:
EBITDA (a)	$26,027
Adjusted EBITDA (a)	32,050

Selected Balance Sheet Data (in thousands)

	(Unaudited)
	July 1, 2006
			AMH
	AMI	AMH	Consolidated
Cash	$14,404	$—	$14,404
Accounts receivable, net	187,092	—	187,092
Inventories	161,637	—	161,637
Accounts payable	121,117	—	121,117
Accrued liabilities	59,497	—	59,497
Total debt	333,750	333,223	666,973

	December 31, 2005
			AMH
	AMI	AMH	Consolidated
Cash	$12,300	$—	$12,300
Accounts receivable, net	147,664	—	147,664
Inventories	133,524	—	133,524
Accounts payable	96,933	—	96,933
Accrued liabilities	57,711	—	57,711
Total debt	317,000	315,478	632,478
Selected Cash Flow Data for AMI (Unaudited) (in thousands)

	Six Months	Six Months
	Ended	Ended
	July 1,	July 2,
	2006	2005
Net cash used by operating activities	$(6,920)	$(35,681)
Capital expenditures	6,874	15,495
Dividend paid to fund semi-annual interest payment on AMH II’s 13 5/8% senior notes	3,833	—
Borrowings under AMI’s revolving loan	16,750	44,815
Cash paid for interest	14,092	12,924
Cash paid (received) for income taxes	6,119	(5,248)

(a)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, the Company’s credit facility has certain covenants that use ratios utilizing this measure of adjusted EBITDA. EBITDA and adjusted EBITDA have not been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that adjusted EBITDA be presented differently in filings made with the SEC than as presented in this release, or not be presented at all. EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as alternatives to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) as a measure of the Company’s liquidity. The reconciliation of the Company’s net income to EBITDA and adjusted EBITDA is as follows (in thousands):

	Quarter	Quarter	Six Months	Six Months
	Ended	Ended	Ended	Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Net income	$16,274	$7,695	$16,390	$434
Interest expense, net	7,997	7,942	15,723	15,253
Income taxes	11,732	4,582	11,821	263
Depreciation and amortization	5,376	5,121	10,756	10,077

EBITDA	41,379	25,340	54,690	26,027
Foreign currency (gain) loss	(1,123)	292	(964)	289
Separation costs (b)	—	—	2,085	—
Amortization of management fee (c)	125	1,000	250	2,000
Stock compensation expense	27	—	27	319
Facility closure costs, net (d)	(92)	862	(92)	3,415

Adjusted EBITDA	$40,316	$27,494	$55,996	$32,050

(b)	Represents separation costs, including payroll taxes and benefits, related to the resignation of Mr. Caporale, former Chairman, President and Chief Executive Officer of the Company by mutual agreement with the Company’s Board of Directors.

(c)	Represents amortization of a prepaid management fee of $6 million paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction. The Company is expensing the prepaid management fee based on the services provided over the life of the agreement, as defined in the Management Advisory Agreement with Investcorp International Inc. In accordance with the Management Advisory Agreement, the Company recorded $4 million as expense for the year ended December 31, 2005, with the remaining unamortized amount to be expensed equally over the remaining four-year term of the agreement.

(d)	Amounts recorded during 2005 represent costs associated with the closure of the Freeport, Texas manufacturing facility during 2005 consisting primarily of equipment relocation expenses. Amounts recorded during 2006 include the gain realized upon the final sale of the facility, partially offset by other non-recurring expenses associated with the closure of the manufacturing facility.